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NEWS

                                                                        FIRSTFED
                                             P.O. BOX 1509 FALL RIVER, MA  02722
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                                                                   MEDIA RELEASE
                                                           FOR IMMEDIATE RELEASE


  FIRSTFED AMERICA BANCORP, INC. CONSUMMATES ACQUISITION OF PEOPLE'S BANCSHARES


Swansea, Massachusetts, March 1, 2002 (PRNewswire) -- FIRSTFED AMERICA BANCORP, INC. ("FIRSTFED" Amex: FAB), announced today that it has consummated its acquisition of People's Bancshares, Inc. ("People's" NASDAQ, PBKB), New Bedford, Massachusetts for approximately $75.2 million in cash and stock. The acquisition, which became final on February 28, 2002, will increase the Company's total assets from nearly $1.7 billion to approximately $2.6 billion. Systems, operating and accounting conversions are planned for the second calendar quarter of 2002.

In making this announcement, Robert F. Stoico, FIRSTFED Chairman, President and Chief Executive Officer noted, "We are very pleased to announce today the consummation of the People's Bancshares acquisition. This represents a natural extension of FIRSTFED's franchise and significantly enhances our presence in Southeastern New England. As we stated in October, this acquisition, when combined with our on-going expansion in Rhode Island, solidifies our position as one of the region's premier community financial service companies."

As a result of the acquisition, People's has been merged with and into FIRSTFED and People's wholly owned subsidiary, People's Savings Bank of Brockton, has been merged with and into First Federal Savings Bank of America, a wholly owned subsidiary of FIRSTFED. People's Mortgage Corporation, a wholly owned subsidiary of People's Savings Bank of Brockton, has become a subsidiary of First Federal Savings Bank of America and will continue to operate under its current name.

People's stockholders who elected to receive FIRSTFED stock will receive a combination of .7387 shares of FIRSTFED common stock and $9.15 in cash for each share of People's stock they elected to exchange for FIRSTFED stock. People's stockholders who elected to receive cash, and People's stockholders who did not submit properly completed election forms within the required timeframe, will receive $22.00 in cash for each share of People's common stock they hold. People's stockholders who did not participate in the election process will be notified of the procedure for such stockholders to submit their People's stock certificates and to receive the merger consideration payable to them.

Additionally, the People's Bancshares Capital Trust trust preferred securities previously traded on the NASDAQ National Market under the symbol "PBKBP" will commence trading on the American Stock Exchange under the symbol "FAB.Pr" on March 1, 2002.


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FIRSTFED AMERICA BANCORP, INC. is now a $2.6 billion financial services company offering a wide range of financial products through its subsidiaries. First Federal Savings Bank of America has 28 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving
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Massachusetts, Rhode Island and Connecticut. People's Mortgage Corporation, a
subsidiary of First Federal Savings Bank of America, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED
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TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services.

For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.
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For further information regarding this press release, contact:
Robert F. Stoico                           Edward A. Hjerpe, III
Chairman, President and CEO                Executive Vice President, COO and CFO
FIRSTFED AMERICA BANCORP, INC.             FIRSTFED AMERICA BANCORP, INC.
(508) 679-8181, ext. 1500                  (508) 679-8181, ext. 1505


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